UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   DenBesten, Kenneth D.
   1610 Wexford Drive
   Murfreesboro, TN  37129
2. Issuer Name and Ticker or Trading Symbol
   National HealthCare Corporation
   NHC
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   January 31, 2001
5. If Amendment, Date of Original (Month/Year)
   January 30, 2001
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice President Finance
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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Common Stock in my name and m|7/28/0|J   |18,000            |D  |$4.425     |26,341             |D     |                           |
y spouse's name              |1     |    |                  |   |           |                   |      |                           |
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Common Stock                 |12/7/0|P   |1,000             |A  |$2.97      |1,000              |D     |                           |
                             |0     |    |                  |   |           |                   |      |                           |
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Common Stock                 |12/8/0|P   |500               |A  |$3.06      |500                |D     |                           |
                             |0     |    |                  |   |           |                   |      |                           |
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Common Stock                 |12/11/|P   |500               |A  |$3.06      |500                |D     |                           |
                             |00    |    |                  |   |           |                   |      |                           |
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Common Stock                 |12/12/|P   |1,500             |A  |$3.04      |1,500              |D     |                           |
                             |00    |    |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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Employee Stock Option-"r|$3.00   |10/27|A   |24,000     |A  |9/25/|10/25|Common Stock|24,000 |       |24,000      |D  |            |
ight to buy"            |        |/00  |    |           |   |06   |/06  |            |       |       |            |   |            |
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Explanation of Responses:
*J - NHC allowed the security holder to cancel the promissory note used to finance the option purchase by surrendering the securities purchased.